USA Video Interactive Corporation, an Anti Piracy Solutions Technology Company, Provides Investor and Industry Update, Including April's Participation in Congressional Field Hearings

Company Launches New Educational Series on Anti Piracy

(Niantic, CT – May 12, 2009) USA Video Interactive Corporation (OTCBB: USVO; TSX: US; BSE/Frankfurt: USF; http://www.usvo.com) provides a corporate update for 2009, containing corporate developments, industry developments and recent media coverage.

Additionally USA Video announces the launch of a new series of educational blogs and interviews on anti piracy problems and solutions within the entertainment industry, spearheaded by Patrick Gregston, USVO Business Development Director.

Corporate Developments

Over the past several months, USVO has engaged in developing a series of strategic plans comprised of communications, technology, business development, marketing, and organizational development and operations components around the company’s primary products and services, SmartMark and MediaEscort. Following the April 2008 announcement of deployment of the company’s watermarking technology with Twentieth Century Fox Home Entertainment, USVO has received numerous industry requests for new applications.  With the entertainment industry facing new and ongoing threats of piracy, USVO has been actively engaged in the industry and the related Congressional Hearings to address solutions.

USVO Participation in Congressional Field Hearings

USVO participated in the Congressional Field Hearing held for the entertainment industry and other content owners on April 6, 2009, in Van Nuys, California.  The Hearing was chaired by US Congressman Howard Berman (28th District – California), chairman of the House Foreign Affairs Committee, to assess the financial impact of global intellectual property piracy.  The stealing of film and video content and related intellectual properties has been estimated to cost the Hollywood Film and global media industries over $20 Billion.  Previous methods to stop and prevent such theft have been ineffective.  USVO’s MediaEscort technology addresses the problem from a different yet effective method:  the Company embeds proprietary, visually-invisible, and extremely robust forensic markers within each frame of the Studio film prior to release – thus allowing the tracking and identification of anyone attempting to pirate the film. For more than a year, the Company has been providing digital watermarking services to the Hollywood film studio of one of the world’s leading media content companies, and is poised to expand its services and client base.

USVO on Capitol Hill: New Educational Branding Series Launch

USVO has developed and initiated an educational awareness program whereby the company provides information and serves as “subject matter experts” for potential future testimony and legislation to members of Congress (in both the House and Senate) in regards to digital piracy, entertainment industry and educational content protection, anti-piracy technologies including watermarking and fingerprinting, and the methodology and success of USVO’s own SmartMark and MediaEscort.  The program will feature weekly releases in single topic, single issue format.

This program was initiated as a result of the company’s participation in a US Congressional Field Hearing for the entertainment industry and other content owners, in California, described above.

The educational series will be directed by Patrick Gregston, Business Development Director.

Patrick Gregston has been an entertainment industry insider and special consultant for most of his adult life. He served as the editor on the Intel project to build the first AVI editor in the late 80’s, and has worked as a film editor, off and online editor, associate producer, producer, director, consultant, manufacturer’s representative and vendor of post production systems.  His role in changing Hollywood spans sprockets to silicon and includes numerous innovations.  Currently and in addition to his role with USVO, Patrick is a producer for Ceilings Unlimited, formed to tell the NOAA Climate Science story, and is founder and partner of NeoPixSys, an IP holding company specializing in the production and development of the next generation of non-linear production and distribution tools.  Patrick conceived the concept of “technotherapy,” recognizing that the most significant component of any new system is human.  He is a past member of the Board of Directors of the Motion Picture Editors Guild.

USVO Recent Media Coverage: Wired.com

USVO was mentioned in the recent (April 2, 2009) nationally-distributed Wired Magazine article showcasing the piracy problems encountered by major Hollywood studios, in particular the leaking of a pre-release unfinished copy of "X-Men Origins: Wolverine," that occurred approximately two months before the blockbuster movie's opening on May 1.

Go to:  http://blog.wired.com/27bstroke6/2009/04/watermarking-co.html  to view the article.

About MediaEscort™:

MediaEscort™ is an industry first, IP-centric, real-time online watermarking product, with its own administrative infrastructure fully integrated into customer's video servers. It will automatically and seamlessly embed SmartMarks -- imperceptible forensic information in every frame of video content -- during Internet delivery, providing the proof courts need to protect intellectual property rights, indicting and convicting the individuals who steal the original material. Using MediaEscort, copyright holders are able to protect their content without restricting the fair uses of legitimate customers. MediaEscort's SmartMarks work across all distribution and presentation channels and technologies. It seamlessly provides an entire system for piracy protection without frustrating consumers, who will continue to have the freedom to enjoy content in their own way. In addition, MediaEscort has the ability to support all major codecs in the industry, while preserving the SmartMark and the process is fully compatible with DRM.

About USVO:

USA Video Interactive Corporation (USVO) designs and markets technology for delivery of digital media. USVO developed its MediaEscort™ and SmartMark™ digital watermarking products and technology to provide a robust means for producers and distributors to invisibly protect their content. USA Video Technology Corp., a wholly owned subsidiary of USVO, holds the pioneering patent for store-and-forward video, filed in 1990 and issued by the United States Patent and Trademark Office on July 14, 1992; it has been cited by at least 165 other patents. USVO holds similar patents in Germany, Canada, England, France, Spain, Italy, and Japan. For more information, visit www.usvo.com.

Contacts

For all telephone-based inquiries: (860) 739-8030

General: Extension 100

Investor Relations: Extension 4

Press/Media: Extension 6

www.usvo.com

USA Video Interactive Corporate Headquarters Office: 8 West Main Street, Niantic, Connecticut, 06357; Telephone (860) 739 – 8030; Facsimile (860) 739 - 8070; Canada Office: 507 – 837 West Hastings Street, Vancouver, BC V6C 3N6. Trading symbol on the OTCBB: USVO; Trading symbol on the TSX Venture Exchange US; Trading symbol on the Berlin and Frankfurt Stock Exchanges: USF.  CUSIP 902924208.   For more information contact (860) 739 – 8030 or contact@usvo.com.

The press release may contain forward-looking statements. Actual results may differ materially from those projected in any forward-looking statements. Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described.

MediaEscort, MediaSentinel and SmartMark are trademarks of USA Video Interactive Corp.

The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

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